EXHIBIT 11(A)(1).  CODE OF ETHICS


                         COMMONWEALTH CASH RESERVE FUND

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         The code of ethics (this "Code") for Commonwealth Cash Reserve Fund (the "Company") applies to the Company's principal executive officer and principal financial and accounting officer (the "Covered Officers," each of whom is set forth in Exhibit A) for the purpose of promoting:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

o        compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o        accountability for adherence to the Code.


         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The compliance programs and procedures of the Company or the Company's investment adviser (the "investment adviser") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and the investment adviser or a third party service provider of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company and/or for the investment adviser or a third party

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service provider) be involved in establishing policies and implementing decisions that will have different effects on the investment adviser or a third party service provider and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the investment adviser or a third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Company. The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle with respect to all conflicts of interest covered by this Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

         Each Covered Officer must:

         o not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

         o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

         o report at least annually any affiliations or other relationships that could potentially present a conflict of interest with the Company.


III.     DISCLOSURE AND COMPLIANCE

         o Each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Company;

         o each Covered Officer shall not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's management, and auditors, and to governmental regulators and self-regulatory organizations;

         o each Covered Officer may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Company and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

         o each Covered Officer should seek to promote the Company's compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:


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         o        upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Compliance Officer of the Company (the "Compliance Officer") that the Covered Officer has received, read and understands this Code;

         o annually thereafter affirm to the Compliance Officer that the Covered Officer has complied with the requirements of this Code;

         o not retaliate against any other Covered Officer or any employee of the Company or its affiliated persons for reports of potential violations of this Code that are made in good faith; and

         o notify the Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer is authorized to consult, as appropriate, with counsel to the Company, and is encouraged to do so. However, any approvals or waivers1 must be considered by the trustees of the Company who are not "interested persons," as defined by Section 2(a) (19) of the Investment Company Act, of the Company (the "Independent Trustees").

         The Company will follow these procedures in investigating and enforcing this Code:

         o The Compliance Officer will endeavor to take all appropriate action to investigate any reported potential violations reported to him;

         o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

         o any matter that the Compliance Officer believes is a violation will be reported to the Independent Trustees;

         o if the Independent Trustees concur that a violation has occurred, the Compliance Officer will inform and make a recommendation to the Company's board of trustees (the "Board"), which will consider appropriate action, which may include a review of, and appropriate modifications to, applicable Company policies and procedures; notification to appropriate personnel of the investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer; and

         o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


V.      OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, investment adviser, principal underwriter or service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's and the investment adviser's and the principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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1 For this purpose, the term "waiver" includes the approval by the Company of a material departure from a provision of this Code or the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the Company's management.
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VI.      AMENDMENTS

         Amendments to this Code may be made from time to time, as deemed appropriate by the Compliance Officer. The Board shall be informed of any such amendment to the extent deemed material by the Compliance Officer.

VII.     CONFIDENTIALITY

         All reports and records relating to the Company prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the investment adviser, Board, and counsel to the Company.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.


Date: April 29, 2004


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                                    EXHIBIT A


                     PERSONS COVERED BY THIS CODE OF ETHICS
                     --------------------------------------

                            President - Jeffrey Laine
                         Vice President - Marty Margolis
                  Chief Financial Officer - Debra J. Goodnight


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                                 CODE OF ETHICS
                             FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS

                            CERTIFICATE OF COMPLIANCE


        As a Covered Officer as defined in the Code of Ethics For Principal Executive and Senior Financial Officers of Commonwealth Cash Reserve Fund (the "Code"), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code.


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